Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRONC, INC.

tronc, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1.                                      The name of the Corporation is tronc, Inc.  The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 21, 2013 under the name “Tribune Publishing Company.”

2.                                      The Amended and Restated Certificate of Incorporation, as amended, is hereby amended by deleting, in its entirety, Article FIRST thereof and inserting in place thereof a new Article FIRST which reads in full as follows:

“FIRST. Name.  The name of the Corporation is Tribune Publishing Company”

3.                                      This Certificate of Amendment of Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the directors of the Corporation.

4.                                      This Certificate of Amendment is effective as of October 9, 2018 at 4:15 p.m. Eastern Daylight Time.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment to the Corporation’s Amended and Restated Certificate of Incorporation, as amended on the 9th day of October, 2018.

By:	/s/ Justin C. Dearborn
	Name:	Justin C. Dearborn
	Title:	Chief Executive Officer